UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 24, 2005

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation or organization)	( I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

One March 24, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Exar Corporation (the “Company”) approved a compensation package for the Company’s President and Chief Executive Officer, Roubik Gregorian.

The Committee set Dr. Gregorian’s annual base salary at four hundred fifty thousand dollars ($450,000), effective February 16, 2005.

The Committee approved the grant to Dr. Gregorian of an option to purchase two hundred thousand (200,000) shares of Company common stock under the Company’s 1997 Equity Incentive Plan with an exercise price equal to $13.52, which was the last quoted per share selling price for the Company’s common stock on the Nasdaq National Market on March 24, 2005. The shares subject to such option vest and become exercisable in forty-eight (48) equal monthly installments, beginning on April 24, 2005. Such vesting is subject to Dr. Gregorian’s continuing to render services to the Company through each vesting date. The option expires on the date that is the earlier of seven (7) years from the date of grant or three (3) months following the termination of Dr. Gregorian’s service to the Company.

The Committee approved the grant to Dr. Gregorian of 30,000 shares of restricted stock under the Stock Bonus provisions found in Section 6 of the Company’s 1997 Equity Incentive Plan, which stock has a purchase price of $0.0001. The Company and Dr. Gregorian entered into a Grant of Restricted Stock Purchase Right agreement, dated March 24, 2005 (the “Restricted Stock Agreement”), which is attached hereto as Exhibit 10.20, to memorialize the terms of such stock purchase right. Pursuant to the Restricted Stock Agreement, at such time Dr. Gregorian ceases to be a service provider, the Company has the right to repurchase any unreleased shares due to the Company’s repurchase option. The repurchase option lapses as to one-third (1/3) of the shares each year, beginning on March 24, 2006.

The Committee determined that the target award and maximum award percentages currently in place for Dr. Gregorian under the Company’s 2005 Executive Incentive Compensation Program, which percentages are used determine the amount of Dr. Gregorian’s cash bonus, shall remain unchanged.

Dr. Gregorian shall continue to be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage. In addition, the Committee determined that Dr. Gregorian is entitled to receive the following benefits:

(a) the Company shall continue to provide Dr. Gregorian with twenty-two (22) paid vacation days per year, which number of days shall increase based on the established graduated scale to the maximum of twenty-five (25) days as his seniority in the Company increases;

(b) the Company shall provide Dr. Gregorian with additional life insurance coverage with a benefit amount equal to one million dollars ($1,000,000);

(c) the Company shall provide Dr. Gregorian with a monthly automobile allowance equal to two thousand dollars ($2,000), effective February 16, 2005;

(d) the Company, pursuant to the terms and conditions of the Company’s Executive Health Plan, shall reimburse Dr. Gregorian up to five thousand dollars ($5,000) for each fiscal year for the documented cost of covered medical expenses, without the need for any contribution by Dr. Gregorian; and

(e) the Company shall reimburse Dr. Gregorian in an amount not to exceed five thousand dollars ($5,000) per year for costs incurred by Dr. Gregorian for obtaining professional services (for example, legal, tax planning, accounting and investment services).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On March 24, 2005, the Company’s Board of Directors elected Roubik Gregorian, age 55, as a Class III director to serve on the Company’s Board of Directors. On March 28, 2005, Dr. Gregorian was named to the Employee Option Administration Sub-Committee.

The Company previously entered into an indemnity agreement with Dr. Gregorian, as it has with all of its other executive officers and directors, which provides, among other things, that the Company will indemnify Dr. Gregorian, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s bylaws.

ITEM 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.20    Grant of Restricted Stock Purchase Right between Exar Corporation and Roubik Gregorian dated March 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EXAR CORPORATION

By:	/S/ RONALD W. GUIRE	Date: March 30, 2005
Ronald W. Guire
Executive Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.20	Grant of Restricted Stock Purchase Right between Exar Corporation and Roubik Gregorian dated March 24, 2005.